Exhibit 99.6

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 of the Exchange Act of any rule or regulation thereunder (including any amendment, restatement, supplement and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), with respect to the beneficial ownership of securities of Alpine Income Property Trust, Inc. or its affiliates, and further agrees to the filing, furnishing and/or incorporation by reference of this agreement as an exhibit thereto. The agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date written below.

Dated: December 16, 2019

CONSOLIDATED-TOMOKA LAND CO.		DANIEL E. SMITH

By:	/s/ Mark E. Patten
Mark E. Patten,		By:	/s/ Daniel E. Smith
Senior Vice President and Chief Financial Officer

STEVEN R. GREATHOUSE

By:	/s/ Steven R. Greathouse